EXHIBIT 5.4


Morgan Beaumont Announces New Agreement With Meta Payment Systems to Develop Stored Value ATM/Debit Card Programs

PR NEWSWIRE O 2005-08-10

    Cards to Be Activated and Loaded Through Morgan Beaumont's SIRE Network

BRADENTON, Fla., Aug. 10 /PRNewswire-FirstCall/ -- Morgan Beaumont, Inc. (OTC Bulletin Board: MBEU), a premier technology solution provider to the Stored Value and Debit Card market and owner of the SIRE Network(TM), today announced an agreement with Meta Payment Systems to develop a variety of new prepaid, stored value ATM/Debit card programs.

Cliff Wildes, CEO of Morgan Beaumont, stated, "This new agreement with Meta Payment Systems is another milestone in a series of successful collaborations between Morgan Beaumont and prominent banking institutions that want to leverage the huge potential of the prepaid debit card marketplace. Through this relationship we will continue to develop new and innovative card programs serving the unbanked consumer market."

The first card program to be introduced with MetaBank, called the Tesoro MasterCard(R) Card, is a Stored Value ATM/Debit card that will have broad appeal among the millions of workers in the United States that do not have access to traditional financial services. This program will provide a safe and secure vehicle for personal spending and provide direct deposit capability, drastically reducing their costs associated with high check cashing fees. Additional programs to be rolled out include prepaid and gift card solutions.

Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton, Florida. The company is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company has developed POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. Morgan Beaumont is a MasterCard Third Party Processor Member Service Provider (TPP MSP) and a Visa Independent Sales Organization (ISO). The company owns and operates the SIRE Network, a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com .

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected future prospects of our business and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

Contacts: Jeff Kratsch, Director of Marketing
          Morgan Beaumont, Inc.
          941-753-2875 Ext. 2711

          Ken Dennard, Managing Partner
          ksdennard@drg-e.com
          -------------------
          DRG&E / 713-529-6600